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                                                                      Exhibit 1

                             [Acclaim Letterhead]


(BW) (ACCLAIM-ENTERTAINMENT) (AKLM) ACCLAIM ENTERTAINMENT APPOINTS J. MARK HATTENDORF AS CHIEF FINANCIAL OFFICER; NAMES PEAT MARWICK AS
ACCOUNTING FIRM

         GLEN COVE, N.Y. -- (BUSINESS WIRE) -- July 29, 1996 -- J. Mark Hattendorf has been named Executive Vice President and Chief Financial Officer of Acclaim Entertainment, Inc. (NASDAQ: AKLM), one of the leading interactive entertainment corporations in the world. Hattendorf will replace Anthony Williams who has been appointed to the new post of Executive Vice President, Mergers and Acquisitions for Acclaim.

         The Company also announced the appointment of KPMG Peat Marwick LLP, a global, 'big six' accounting firm, as its independent auditors for the fiscal year ending August 31, 1996. They replace Grant Thornton LLP. The company said it intends to file a Form 8K which will disclose two material disagreements, since resolved, with Grant Thornton regarding the audit of its fiscal 1995 results. The decision to change accountants was recommended by the Company's Audit Committee and approved by its Board of Directors.

         Hattendorf will oversee all of Acclaim's financial, accounting, shareholder relations and strategic financial planning functions. Williams will direct the company's continued diversification efforts and expansion of its merger and acquisition activities.

         "We are excited to welcome Mark to Acclaim. His extensive financial background in a variety of industries, especially entertainment, will play an integral role in broadening and strengthening both Acclaim's management team and its presence in the global marketplace," said Gregory Fischbach, Chairman and Chief Executive Officer of Acclaim. "We are also pleased to announce that KPMG Peat Marwick will be Acclaim's new accounting firm. Their extensive background in entertainment accounting and their industry resources will contribute to Acclaim's future success. Separately, we welcome Tony to his new position. His eight-year tenure with Acclaim makes him ideally suited to this increasingly important role."

         In his 25-year career, Hattendorf has held various senior-level posts with such organizations as Peat Marwick Mitchell & Co., Twentieth Century Fox Firm Corp. and Prodigy Services. As Vice President, Chief Financial Officer of NY-based Prodigy, Hattendorf managed the financial operations for one of the world's largest, on-line services companies.

         Hattendorf is a certified CPA and holds a bachelor of science in Accounting, as well as a master's degree in Business Administration from Loyola/Marymount University in Los Angeles. He currently resides in New York City.

         Acclaim Entertainment, Inc. is a leading worldwide publisher of software for Nintendo, Sega, Sony, personal computer and CD-ROM hardware systems; and comic books under several imprints. Acclaim also develops coin-operated arcade and ticket redemption games, and operates blue screen and motion capture studios, as well as A.D.I., a global


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sales and distribution company for products from a variety of entertainment software publishers, including Domark, Interplay, Marvel, Pulse Entertainment and Take 2. Acclaim, which also entered into a joint venture with Tele-Communications, Inc. for electronically distributed interactive entertainment, is publicly traded on the NASDAQ National Market System under the symbol AKLM.

                      CONTACT: Acclaim Entertainment, Inc.
                         Jayson Bernstein, 516/656-5000